EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is being made as of September 19, 2008, effective as of September 1, 2008 by and between CHYRON CORPORATION, a New York corporation (the "Company"), having its principal offices at 5 Hub Drive, Melville, New York 11747, and MICHAEL WELLESLEY-WESLEY ("MWW") having an address at 145 East 81st Street., Apt. 11A, New York, New York 10028.

WITNESSETH:

WHEREAS, the Company desires to continue to employ MWW as its Chief Executive Officer and President (collectively, the "CEO"), and MWW desires to continue to hold such positions, subject to and upon the terms and conditions contained herein;

WHEREAS, the Company and MWW have previously entered into an Employment Agreement, dated March 2, 2005, which was amended and extended as of October 26, 2007 and which expired as of August 31, 2008; and

WHEREAS the parties desire to enter into this Agreement as the successor employment agreement between the parties, which, together with a revised Change-in-Control Agreement, dated as of even date hereof (the "CIC Agreement"), shall reflect the employment arrangement between the Company and MWW.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment: Term of Employment.

(a) The Company hereby agrees to continue to employ MWW and MWW agrees to continue to serve the Company as its CEO, upon the terms and conditions contained herein, for a term commencing effective as of September 1, 2008 (the "Commencement Date")

and continuing until and including August 31, 2010 (the "Employment Term," which shall include, as applicable, all successive terms of employment under this Agreement or any amendment thereof).

(b) (i) The parties agree to begin good faith negotiations of an extension not later than 120 days before the end of the Employment Term.

(ii) In the event that the Company desires not to renew this Agreement or offers to renew the Agreement on terms less favorable to MWW than those contained herein or for a period of less than one year, then MWW shall be paid, as transitional payment ("Transitional Payment'), his Base Salary for an additional period of six (6) months (i.e., through February 28, 2011), plus (x) Company health benefits, (y) any accrued but unpaid Incentive Bonus, if any, and (z) a monthly commutation payment of $1,500 per month for an additional six (6) months (i.e., through February 28, 2011), so that MWW can assist the Company in an orderly transition to a new CEO.

(iii) In the event that the Company offers to extend this Agreement for a period of not less than one year, on terms and conditions that are no less favorable than contained in this Agreement and MWW declines to accept such extension, then there shall be no further severance payments or Transitional Payment due MWW at the end of Employment Term.

2. Duties and Powers as Employee.

(a) During the Employment Term, MWW shall be employed by the Company as CEO, which position is, and shall remain at all times during the Employment Term, the senior executive officer position of the Company. MWW shall devote substantially his full working time to his duties as CEO. In performance of his duties, MWW shall report directly to and be subject to the direction of the Board of Directors of the Company or any Committee thereof. As

CEO, MWW shall have all the responsibilities, duties and authority as are generally associated with the position of CEO of a public company, including full executive power over, and responsibility for, managing, directing and supervising all aspects of the business of the Company worldwide. The CEO shall also be responsible for developing the business plan and objectives of the Company and managing the execution of such plan.

(b) As CEO, MWW shall travel in accordance with the reasonable needs of the business, which shall require him to conduct business for the Company primarily in Melville, New York and such other locations as he deems reasonably necessary. Business Class accommodations shall be permissible for any travel of three (3) hours or longer.

(c) It shall not be a violation of this Agreement for MWW to (A) serve on any civic or charitable boards or committees consistent with the Company's conflicts of interest policies and corporate governance guidelines in effect from time to time, (B) serve as a Director on any other for-profit corporation, provided that the Compensation Committee of the Board of Directors approves such appointment or election prior to MWW accepting such Directorship, (C) deliver lectures and fulfill speaking engagements, or (D) manage his personal investments, so long as such activities do not materially interfere with the performance of MWW's responsibilities as an executive officer of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by MWW prior to the Commencement Date and are disclosed in writing on Schedule I to this Agreement, the continued conduct of such activities subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of MWW's responsibilities to the Company; provided, however, that the failure to disclose any such existing activities shall not create a presumption that such activities are in violation of this Agreement; and provided further, notwithstanding anything to the contrary in any written non-competition or similar provision between MWW and the Company, no activity so listed on Schedule I shall be violative thereof.

3. Compensation.

(a) As compensation for his services hereunder, the Company shall pay MWW, during the Employment Term, a base salary (the "Base Salary") payable in equal installments bi-weekly at the annual rate of $464,100.

(b) In addition to the Base Salary, and subject to the sole discretion of the Compensation Committee of the Board of Directors, MWW may receive, as incentive compensation, an annual bonus (the "Incentive Bonus"). The Company shall pay the Incentive Bonus, if any, to MWW only after the issuance of the results of the annual audit of its books and records by its independent auditor, except that MWW can accelerate the payment of such bonus at anytime up to the amount of $40,000, in order to balance the payment of personal income taxes owed the United States and Great Britain by MWW, on the condition that the Compensation Committee resolves that it has been earned and does not constitute a loan, which would violate the provisions of the Sarbanes-Oxley Act.

4. Expenses; Vacation; Insurance; Other Benefits.

(a) MWW shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular policies and procedures of the Company for submission of expenses. The Company shall also pay MWW an additional $18,000 a year (without need for written submission and approval of bills or statements) to defray regular commutation costs. This amount will be payable in equal installments bi-weekly and is subject to withholding and other appropriate payroll taxes. This amount may be used for, among other things, the cost of an automobile lease and all related costs; no other payments will be made for regular commutation costs.

(b) MWW shall be entitled to twenty (20) days paid vacation time per annum or such other period as is in accordance with the regular procedures of the Company governing senior executive officers as determined from time to time by the Company's Board of Directors.

(c) MWW shall be entitled to participate in all employee benefit plans and programs of the Company now or hereafter made available to all senior executives of the Company as a group, to the extent eligible, (including, without limitation, each retirement plan, supplemental and excess retirement plans, deferral savings plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executive of the Company, except as otherwise provided herein. In the event MWW receives severance under the CIC Agreement, then such severance shall be in lieu of any severance obligations under this Agreement, except as may otherwise be provided herein.

(d) The Company shall pay for United States income tax advice and preparation of United States income tax forms for MWW up to $5,000 per year.

(e) MWW shall continue to be covered by the Company's directors' and officers' liability insurance policy, and errors and omissions coverage, if any, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue any liability insurance coverage whatsoever for its executives. In addition, the

Company confirms that the Indemnification Agreement, dated November 19, 1996, between the Company and MWW remains in full force and effect.

5. Representations and Warranties of Employee.

(a) MWW represents and warrants to the Company that (i) MWW is under no contractual or other obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (ii) MWW is under no physical or mental disability that would prevent him, with reasonable accommodation, from performing his duties under this Agreement.

6. Non-Competition.

(a) MWW agrees that he will not: (i) during the period he is employed by the Company, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Business of the Company (as defined below), and (ii) for the applicable periods of time as described in Section 6(b) below, directly or indirectly, compete with or be engaged in the Business of the Company, or be employed by, or act as consultant to, or be a director, officer, employee, owner, member or partner of, any business or organization which, at the time of such cessation, competes with or is engaged in the Business as the Company, except that in each case the provisions of this Section 6 will not be deemed breached merely because MWW: (A) owns not more than five percent (5%) of the outstanding common stock of a corporation, if, at the time of its acquisition by MWW, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; or (B) MWW is a passive investor in any fund in which he has no investment discretion. This prohibition shall apply to the entire world in recognition of the fact that the Company operates on a multi-national basis. "Business of the Company" shall mean (w) the design, manufacture, sale, re-sale, distribution or maintenance of character generators (software or hardware or a combination thereof) that are used by the broadcast and cable industries, (x) online graphics creation and work flow solutions or any other product or solution similar to those products or solutions marketed or distributed by the Axis Graphics division, (y) products or solutions similar to ChyTV, and (z) any other products or solutions acquired or developed by the Company while MWW is employed by the Company. Notwithstanding the foregoing, this restrictive covenant shall not be applicable if MWW is terminated without Cause or he resigns for Good Reason.

(b) In addition to the applicable period referred to in Section 6(a)(i) above, the covenant not to compete shall be applicable for the following periods:

(i) In the event the Agreement is not renewed pursuant to Section 1(b)(iii), then the applicable period shall be to and including February 28, 2011.

 (ii) In the event that the Agreement is not renewed pursuant to Section 1(b)(ii) and MWW is entitled to the Transitional Payment, then the applicable period shall be to and including August 31, 2011.

(iii) In the event that MWW ceases to be employed by the Company due to termination for Cause (as defined in Section 9(a)) or due to MWW's voluntary resignation (which is not for Good Reason (as defined in Section 9(h)), then the applicable period shall be one year from the date of cessation of employment with the Company.

(c) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(d) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have. MWW also waives the posting of any bond in connection with the issuance of any injunctive relief.

7. Patents; Copyrights.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which MWW now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, MWW shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances. The Company will reimburse MWW for any reasonable fees and expenses (including fees and expenses of counsel) incurred by MWW in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information.

All confidential information which MWW may now possess or may obtain during the Employment Term relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Employment Term or anytime thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, other than as a result of MWW's breach of this covenant, and shall not preclude MWW from disclosing any such information to the extent such disclosure (i) is required by law, or (ii) would, in the reasonable judgment of MWW, be in the best interest of the Company or is reasonably necessary in order to defend MWW or to enforce MWW's rights under this Agreement in connection with any action or proceeding to which the Company or its affiliates is a party. MWW shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

9. Termination.

(a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, MWW is terminated for Cause (as defined below) then the Company shall have the right to give notice of termination of MWW's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination for Cause shall mean MWW: (i) is convicted of a felony crime; (ii) willfully commits any act or willfully omits to take any action in bad faith and to the material detriment of the Company; (iii) commits an act of active and deliberate fraud against the Company; or (iv) materially breaches any term of this Agreement and fails to correct such breach within ten (10) days after written notice of the commission thereof. In the event that this

Agreement is terminated for Cause, then MWW shall be entitled to receive only his Base Salary at the rate provided in Section 3 to the date on which termination shall take effect and any Incentive Bonus accrued, but not yet paid, any commutation payment accrued, but not yet paid, and any unreimbursed expenses.

(b) In the event that MWW shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of one-hundred and twenty (120) consecutive days, then this Agreement shall terminate upon an additional thirty (30) days' written notice to MWW (unless MWW is able to resume his duties during such notice period), and no further compensation shall be payable to MWW, except: (i)as may otherwise be provided under any disability insurance policy and, (ii) the pro rata portion of the Base Salary not previously paid through the date of termination, any Incentive Bonus accrued, but not yet paid, any commutation payment accrued, but not yet paid, and any unreimbursed expenses.

(c) In the event that MWW shall die, then this Agreement shall terminate on the date of MWW's death, and no further compensation shall be payable to MWW, except as may otherwise be provided under any insurance policy or similar instrument and that pro rata portion of the Base Salary not previously paid through the date of termination and any Incentive Bonus accrued but not yet paid and any unreimbursed expenses.

(d) If MWW's employment is terminated (x) by the Company other than pursuant to subparagraphs 9(a), 9(b) or 9(c) hereof, or as the result of a Change-in-Control as defined under the CIC Agreement, or (y) by MWW upon written notice by MWW for resignation with Good Reason (as defined in Section 9(h)), then MWW shall be entitled to receive from the Company: (i) the Base Salary for the longer of (x) the remainder of the Employment Term following the date of termination and (y) six (6) months; (ii) all unvested options which shall immediately vest and have an exercise period equal to the remaining term of such options without regard to any shorter exercise period set forth in the relevant Stock Option Plan (the "SOP") as a result of termination; (iii) an amount, grossed up for federal state and local taxes, in lieu of participation in the Company's life, long-term disability and health insurance plans for the remaining term of this Agreement from the date of termination (the "Severance Benefits"), as set forth in Section 9(i); (iv) any accrued, but unpaid Base Salary and/or Incentive Bonus; and (v) any previously incurred but unpaid business expenses and/or accrued but unpaid commutation payment and/or other amounts due under Paragraph 4 of this Agreement. All amounts payable in accordance with this subsection, except for the Severance Benefits, shall be made in accordance with Company policy as if MWW had not been terminated. The Severance Benefits amounts shall be paid in a lump sum within twenty (20) business days from the date of termination. The Company shall give written notice of termination to MWW which shall state the date the termination is to be effective. All payments made pursuant to this Section 9(d) shall not be subject to mitigation or any right of set-off.

(e) The severance pay and Severance Benefits provided in clauses (i) and (iii) of Section 9(d) are intended to comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for involuntary separation arrangements set forth in Treasury Regulation Section 1.409A-1(b)(9). Accordingly, notwithstanding any other provision hereof, (i) no amount shall be payable to you under clause (i) or clause (iii) of Section 9(d) unless your termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, (ii) if the amount payable to you hereunder in such event shall exceed two times the lesser of (A) your annual compensation (as defined in Treasury Regulation Section 1.415(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which such separation from service occurs, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for such year, such amount shall be paid as otherwise specified in Section 9(d), provided that the amount in excess of the foregoing limitation shall be subject to the provisions of Section 9(f) and (iii) no payment may be made to you hereunder in such event later than December 31 of the second calendar year following the calendar year in which such separation from service occurs.

(f) In the event the amounts payable to you under clauses (i) and (iii) of Section 9(d) exceed the permissible amounts set forth in Section 9(e), (i) if you are considered to be a "key employee" for purposes of Section 409A with respect to such payment, then (A) payment shall not commence until the end of the six (6) month period beginning on your "separation from service date" (within the meaning of Section 409A of the Code) and (B) the aggregate amount of payments that would have been made during such six (6) month period but for the application of this Section 9(f) will be paid in a lump sum at the end of such period; or (ii) if you are not a "key employee," then payment shall not commence until you have incurred a separation from service within the meaning of Section 409A of the Code.

(g) If the Company does not extend this Agreement, then all the vested options held by MWW shall have an exercise period equal to the remaining term of such options without regard to any shorter exercise period set forth in the SOP.

(h) Resignation with Good Reason means (i) a reduction in MWW's base salary or the cap, if any, on MWW's incentive pay, or (ii) the assignment to MWW of any duties inconsistent in any material respect with MWW's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a material diminution in such position, authority, duties or responsibilities. MWW must provide notice to the Company of the existence of any of the conditions described in clauses (i) or (ii) above within a period of 90 days of the initial existence of such condition and the Company shall have a period of 30 days following receipt of such notice during which it may remedy such condition. In the event of MWW's failure to deliver timely notice as set forth herein or in the event of the Company's timely remedy of any condition described in clauses (i) or (ii) above, MWW shall not be entitled to a resignation with Good Reason.

(i) Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes incurred as a result of the Severance Benefits payment or any additional tax gross up payment on such payment. The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described in Paragraphs 9(j) through 9(1) below, plus the foregoing tax gross up.

(j) The "Health Care Payment" is an amount equal to the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which you are enrolled at the time of MWW's termination times the number of months remaining in the term of this Agreement at the time of MWW's termination. To receive coverage under the Company's health insurance plans, MWW must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company,

(k) The Company's group term life insurance policy provides $500,000 of coverage, and upon termination, offers MWW the opportunity to convert Whole Life (subject to acceptance by the insurer). The "Life Insurance Payment" is an amount equal to the number of months remaining in the term of this Agreement at the time of MWW's termination times the monthly premium for one of the following, as MWW elects: (i) a Whole Life conversion policy through the Company's group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that MWW may currently have in place; or (iii) a new term life insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to your coverage under the group life insurance plan as of the date of this Agreement, that is, $500,000.

(l) The Company's long-term disability insurance plan provides coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 week elimination (waiting) period, and the insurer offers a portable policy after termination. The "Disability Insurance Payment" is an amount equal to the number of months remaining in the term of this Agreement at the time of MWW's termination times the monthly premium for one of the following, as MWW elects: (i) a portable long-term disability policy through the Company's insurer (subject to acceptance by the insurer), (ii) an existing long-term disability insurance policy or policies that MWW may currently have in place, or (iii) a new personal long-term disability insurance policy obtained through other than the Company's insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to MWW' s coverage under the group long-term disability insurance plan as of the date of this Agreement

10. Survival.

The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive MWW's termination of employment, irrespective of any investigation made by or on behalf of any party.

11. Modification.

This Agreement and the CIC Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, except for the CIC Agreement, and may be modified only by a written instrument duly executed by each party.

12. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by telecopy with electronic confirmation of delivery or by delivery to an internationally recognized carrier for overnight delivery to the party to whom it is to be given at the address of such party as set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12). In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue, New York, New York 10017, Attn: Daniel I. DeWolf, Esq. In the case of a notice to MWW, a copy of such notice (which copy shall not constitute notice) shall be delivered to Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166, Attn: Ronald D. Lefton, Esq. Any notice or other communication given by overnight delivery shall be deemed given at the time of delivery to the carrier, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by telecopy shall be deemed given at the time the notice or other communication is delivered with electronic confirmation of delivery.

13. Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14. Binding Effect.

MWW's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of MWW's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of MWW and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

15. Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. Counterparts; Governing Law.

This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRON CORPORATION

By:	/s/ Christopher Kelly
	Name:	Christopher Kelly
	Title:	Chairman

By:	/s/ Michael Wellesley-Wesley
	Name:	Michael Wellesley-Wesley
	Title:	President & Chief Executive Officer

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